November 12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0609

Re: CommunityCorp, (the “Issuer”)

Ladies and Gentlemen:

This cover letter is submitted to comply with the written statement requirement of 18 U.S.C. Section 1350.

The undersigned, who are the chief executive officer and the chief financial officer of the Issuer, hereby certify that to the best of their knowledge the accompanying Form 10-Q of the Issuer fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Issuer.

Very truly yours,

/s/ W. Roger Crook
W. Roger Crook President & Chief Executive Officer

/s/ Gwen P. Bunton
Gwen P. Bunton Vice President and Cashier